Exhibit 10(a)

DESCRIPTION OF DIRECTORS' ANNUAL CASH FEE POLICY

Each non-employee director of the Company shall be entitled to receive (i) a cash retainer at the rate of $10,000 per annum ($25,000 in the case of the non-executive Chairman of the Board), which shall be payable in equal quarterly installments, commencing with the organizational meeting of the Board of Directors immediately following each Annual Meeting of Stockholders of the Company, provided that such non-employee director may, in lieu of such retainer, elect, at or prior to the applicable organizational meeting of directors following such Annual Meeting of Stockholders, to receive $11,750 ($29,400 in the case of the non-executive Chairman of the Board) of the Company’s Common Stock (valued at the fair market value of the Company’s Common Stock on the date of the applicable Annual Meeting of Stockholders, such fair market value to be determined in the same manner as determined under the Company’s 2003 Non-Employee Director Stock Option Plan), which shares shall be subject to forfeiture in the event such non-employee director resigns or is removed for cause before the earliest of (a) one year from the date of the organizational meeting of directors at or prior to which the election to receive such shares in lieu of a cash annual retainer is made, (b) the next annual meeting of stockholders of the Company at which directors are elected, (c) a “Change in Control” (as defined below) of the Company or (d) such director’s death or disability, the director’s right to such shares shall vest, such shares shall be free of restrictions and freely transferable (subject to limitations of applicable securities laws) and the director shall be entitled to delivery of such shares on the first to occur of the events in clauses (a)–(d) above provided the director has not resigned or been removed for cause prior thereto, (ii) a fee of $1,000 for each meeting of the Board attended in person (whether attended in person, telephonically or by other electronic communication), (iii) a fee of $500 for each member of the Board’s Audit, Compensation and Nominating/Governance Committees (except that the Chairman of those Committees will receive a fee of $1,000) for each meeting of that Committee attended (whether attended in person, telephonically or by other electronic communication), (iv) a fee of $1,000 for each member of the Board’s Executive Committee (except that the Chairman of that Committee will receive a fee of $2,000) for each meeting of that Committee (whether attended in person, telephonically or by other electronic communication) and (v) reimbursement for his or her reasonable travel and other expenses incurred in attending Board and Committee meetings in accordance with, and subject to, the Company’s Reimbursement Policy for Non-Employee Directors.

A “Change in Control” of the Company shall mean, and shall be deemed to have occurred, upon the occurrence of (x) the sale by the Company of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), (y) the consolidation or merger of the Company with any person as a result of which merger the persons who were the stockholders of the Company immediately prior to such consolidation or merger do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote (in the absence of contingencies) in the election of directors of the consolidated or merged company’s then outstanding voting securities or (z) a tender offer, merger, consolidation, sale of assets, sale of stock of the Company or election or any combination of the foregoing transactions in which the persons who were directors of the Company immediately before such transaction or election cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.